                                                                      Exhibit 11

                       COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

                                              Three Months Ended Mar. 31,              Year Ended December 31,
                                              ---------------------------     ---------------------------------------
                                                 1997            1996            1996            1995         1994
                                                 ----            ----            ----            ----         ----

      Net loss applicable to shares of
        Common Stock and Common
        Stock equivalents                          $-0-           $-0-             $-0-           $-0-          $-0-

      Average number of shares of
        Common Stock outstanding               16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
      Common Stock equivalents                     --             --              --             --            --
                                               ----------     ----------      ----------     ----------    ----------
      Total shares of Common Stock and
        Common Stock equivalents               16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
                                               ==========     ==========      ==========     ==========    ==========

      Primary and fully diluted loss
      per share of Common Stock                    $-0-           $-0-            $-0-           $-0-          $-0-

         Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.